Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	LHA
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
@LHA_IR_PR
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Reports Third Quarter 2012 Operating and Financial Results

Conference Call Begins at 9:00 a.m. Eastern Time Today

TARRYTOWN, N.Y. (November 14, 2012) – EpiCept Corporation (Nasdaq OMX Stockholm Exchange and OTCQX: EPCT) (the Company) today reported a net loss for the three months ended September 30, 2012 of $1.1 million and a net loss for the nine months ended September 30, 2012 of $1.7 million. These compare with net losses for the three and nine months ended September 30, 2011 of $5.4 million and $12.2 million, respectively. The Company also provided additional information with respect to its recently-announced signing of a definitive merger agreement with Immune Pharmaceuticals, Ltd.

Robert Cook, Interim President and CEO of EpiCept, commented, “During the third quarter we focused our attention on concluding an agreement with a merger partner that is interested in our products and in implementing a strategy to enable AmiKet™ to realize value for the Company’s shareholders. We are enthusiastic about the proposed merger with Immune Pharmaceuticals as we believe the combined company will provide EpiCept’s shareholders with a broad, attractive portfolio of product candidates that address unmet medical needs and have significant market potential. Monoclonal antibodies, a field in which Immune Pharmaceuticals has particular expertise, are an exciting area for pharmaceutical development. We are pleased that the combined company intends to re-energize EpiCept’s efforts to obtain a partner to pursue the Phase III development of AmiKet™. Additionally, we believe that EpiCept’s vascular disruption agents Azixa® and crolibulin™ are promising, targeted oncology drug candidates that may further benefit from Immune Pharmaceuticals’ expertise in nanotherapeutics.”

Business Highlights

•	Immune Pharmaceuticals Ltd., a privately held Israeli company, and EpiCept announced on November 8, 2012 that they have entered into a definitive merger agreement. The transaction is anticipated to close during the first quarter of 2013 and is subject to satisfaction of certain customary closing conditions, including the approval of the shareholders of EpiCept. The combined company will be focused on developing antibody therapeutics and other targeted drugs for the treatment of inflammatory diseases and cancer. Immune’s lead product candidate, bertilimumab, is a fully human monoclonal antibody that targets eotaxin-1, a chemokine involved in eosinophilic inflammation, angiogenesis and neurogenesis. Immune is currently initiating a placebo-controlled, double-blind Phase II clinical trial with bertilimumab for the treatment of ulcerative colitis.

The companies’ collective oncology portfolios comprise Immune’s NanomAbs®, a new generation of antibody drug conjugates, and EpiCept’s vascular disruption agents. The combined company will continue efforts to secure a partner for EpiCept’s Phase III clinical development candidate AmiKet™, for which efficacy has been demonstrated for the treatment of chemotherapy-induced neuropathic pain and post-herpetic neuralgia.

The terms of the merger agreement provide that, upon the closing of the transaction, EpiCept will issue shares of its common stock to Immune shareholders in exchange for all of the outstanding shares of Immune, with EpiCept shareholders retaining approximately 22.5 percent ownership of the combined company and Immune shareholders receiving approximately 77.5 percent, calculated on an adjusted fully diluted basis. The proportionate ownership of the combined company by the EpiCept and Immune shareholders is subject to adjustment based upon the size of certain specified liabilities of EpiCept at the merger effective time and does not initially include the exercise or conversion of certain EpiCept options and warrants whose exercise/conversion prices are significantly higher than the current trading price of EpiCept’s common stock.

The combined company will have dual headquarters in Herzliya-Pituach, Israel and in the New York City area, with research laboratories in Rehovot, Israel.  Daniel Teper, PharmD, the Chief Executive Officer of Immune Pharmaceuticals, will become the Chairman and CEO of the combined company. Dr. David Sidransky, Director of Head and Neck Research Division, Professor of Oncology at the Johns Hopkins School of Medicine, and a former Vice Chairman of the Board of Directors of ImClone Systems, will be the Vice Chairman of the Board of the combined company. Immediately following the merger effective time, the board of directors of the combined company will consist of the then-current directors of Immune plus Mr. Cook, who will also serve as the CFO. The combined company plans to assume EpiCept’s common stock listings on the OTCQX and on the NASDAQ OMX Stockholm Exchange.

The signing of the definitive merger agreement with Immune Pharmaceuticals met the November 15, 2012 deadline imposed on the Company by its senior lender, MidCap Financial LLP. The loan is expected to be restructured and assumed by the combined company at the closing of the merger.

•	On August 28, 2012, EpiCept received notice of termination of the License and Collaboration Agreement, dated November 19, 2003, with Myrexis, Inc. Myrexis has elected to terminate its efforts to develop and commercialize any product covered under the License, including its drug candidate Azixa™. As a result of the termination of the agreement, all rights and licenses granted under the License by the Company to Myrexis have reverted to the Company. The Company is currently negotiating a new agreement with Myrexis to secure rights to the Myriad Technology as set forth in the License Agreement.

Financial and Operating Highlights

EpiCept’s net loss attributable to common stockholders for the third quarter of 2012 was $2.8 million, or $0.03 per share, compared with a net loss attributable to common stockholders of $5.4 million, or $0.08 per share, for the third quarter of 2011. Net loss attributable to common stockholders for the third quarter of 2012 includes $1.6 million of deemed dividends on convertible preferred stock. EpiCept’s net loss attributable to common stockholders for the nine months ended September 30, 2012 was $5.3 million, or $0.06 per share, compared with a net loss attributable to common stockholders of $12.2 million, or $0.18 per share, for the nine months ended September 30, 2011. The net loss attributable to common stockholders for the nine months ended September 30, 2012 includes $3.6 million of deemed dividends on convertible preferred stock.

Third Quarter and Nine Months 2012 vs. Third Quarter and Nine Months 2011

Revenue
The Company recognized revenue of $0.9 million during the third quarter of 2012, compared with $0.3 million during the third quarter of 2011. The Company recognized revenue of $7.7 million during the nine months ended September 30, 2012, compared with $0.7 million during the nine months ended September 30, 2011. For the third quarter of 2012, revenue consisted primarily of license fee payments, including the recognition of the remaining deferred revenue previously received from Myrexis amounting to $0.7 million. For the third quarter of 2011, revenue consisted primarily of the recognition of license fee payments previously received from strategic alliances.

Cost of Goods Sold
Cost of goods sold in the third quarter of 2011 consisted solely of the costs from the sale of Ceplene® to Meda AB. Cost of goods sold was $0.4 million for each of the nine months ended September 30, 2012 and 2011, which consisted solely of the costs from the sale of Ceplene® to Meda AB.

Selling, General and Administrative (SG&A) Expense
SG&A expense in the third quarter of 2012 decreased by approximately 55%, or $1.1 million, to $0.9 million, compared with $2.0 million in the third quarter of 2011. The decrease was primarily attributable to lower legal expenses, lower salary and salary-related expenses and lower investor relations expenses. SG&A expense for the nine months ended September 30, 2012 decreased by approximately 31%, or $1.7 million, to $3.7 million, compared with $5.4 million for the nine months ended September 30, 2011. The Company expects SG&A expenses to trend slightly higher as it proceeds to conclude the merger with Immune Pharmaceuticals.

Research and Development (R&D) Expense
R&D expense in the third quarter of 2012 decreased by 58%, or $1.5 million, to $1.1 millionfrom $2.6 million in the third quarter of 2011. R&D expense for the nine months ended September 30, 2012 decreased by approximately 46%, or $2.9 million, to $3.4 million, compared with $6.3 million for the nine months ended September 30, 2011. The decrease was primarily attributable to lower clinical trial costs for Ceplene®, lower salary and salary-related expenses and lower patent expenses. The Company’s clinical efforts for the nine months ended September 30, 2012 and 2011 were focused on the open-label trial of Ceplene®, the responsibility for which has now been transferred to Meda AB. Research and development expense is expected to remain at approximately current levels over the next few quarters.

Other Income (Expense)
Other income (expense) during the third quarter of 2012 was net expense of $47,000, compared with net expense of $1.0 million in the third quarter of 2011. Other expense for the nine months ended September 30, 2012 was $2.0 million, compared with other expense of $0.8 million for the nine months ended September 30, 2011. The primary components of other expense in 2012 were warrant amendment expense of $0.9 million, interest expense of $1.0 million related primarily to the Company’s senior secured term loan and a foreign exchange loss. The primary component of other expense, net for the nine months ended September 30, 2011 was interest expense of $0.9 million.

Liquidity

EpiCept had $1.1 million in cash and cash equivalents as of September 30, 2012 and an additional $1.1 million in cash that is restricted by the Company’s lender.  In September 2012 EpiCept reduced the exercise price of certain of its outstanding Common Stock Purchase Warrants, which were issued pursuant to registered direct offerings in February 2012 and April 2012, in return for the immediate cash exercise of all such warrants, resulting in total proceeds to EpiCept of approximately $0.8 million after estimated fees and expenses. Pursuant to the amendment to the Loan and Security Agreement dated August 27, 2012 with MidCap Financial, LLC, EpiCept was given until November 15, 2012 to sign a definitive agreement with respect to a sale of the Company or a partnering transaction for AmiKet™.  In November 2012 EpiCept entered into a definitive merger agreement with Immune Pharmaceuticals, which satisfied this requirement. The loan is expected to be restructured and assumed by the combined company at the closing of the merger. Current cash is anticipated to be sufficient to run operations into the first quarter of 2013. See EpiCept’s Quarterly Report on Form 10-Q for the period ended September 30, 2012 for a further discussion of the Company’s liquidity and cash position.

Conference Call

EpiCept will host a conference call to discuss these results and answer questions on November 14, 2012 beginning at 9:00 a.m. Eastern time.

To participate in the live call, please dial from the United States or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 70213691). The conference call will also be broadcast live in listen-only mode on the Internet and may be accessed at www.epicept.com. The webcast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the United States or Canada (855) 859-2056 or from international locations (404) 537-3406 (please reference reservation number 70213691).

Additional Information

In connection with the proposed merger transaction, EpiCept will file a proxy statement with the U.S. Securities and Exchange Commission (SEC) seeking appropriate shareholder approval.  SHAREHOLDERS OF EPICEPT AND OTHER INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THE PROXY STATEMENT) REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  EpiCept’s shareholders will be able to obtain a copy of the proxy statement, as well as other filings containing information about Immune and EpiCept, without charge, at the SEC’s Internet site (www.sec.gov).  Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to EpiCept Corporation, 777 Old Saw Mill River Rd, Tarrytown, NY 10591, Attention:  Investor Relations, Telephone:  (914) 606-3500.

Participants in the Solicitation

EpiCept and its directors and executive officers and Immune and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of EpiCept in connection with the proposed transaction.  Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the proxy statement of EpiCept referred to above.  Additional information regarding the directors and executive officers of EpiCept is also included in EpiCept’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2011.  Additional information regarding the directors and executive officers of EpiCept is also included in EpiCept’s registration statement Post-Effective Amendment No. 1 to Form S-3 on Form S-1, which was filed with the SEC on April 6, 2012.   These documents are available free of charge at the SEC’s web site (www.sec.gov) and from Investor Relations at EpiCept at the address described above.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Act”). The securities issued in exchange for all of the outstanding shares of Immune will not be and have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exception from registration requirements.

The merger agreement and any accompanying issuance of shares by Immune Pharmaceuticals are not, under any circumstances, to be construed as an advertisement or a public offering of securities in Israel. Any public offer or sale of securities in Israel may be made only in accordance with the Israeli Securities Act-1968 (which requires, inter alia, the filing of a prospectus in Israel or an exemption therefrom).

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of pain and cancer. The Company’s pain portfolio includes AmiKet™, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies. The Company’s product Ceplene®, when used concomitantly with low-dose IL-2 is intended as remission maintenance therapy in the treatment of AML for adult patients who are in their first complete remission. The Company sold all of its rights to Ceplene® in Europe and certain Pacific Rim countries and a portion of its remaining Ceplene® inventory to Meda AB in June 2012. Ceplene® is licensed to MegaPharm Ltd. to market and sell in Israel and EpiCept has retained its rights to Ceplene® in all other countries, including countries in North and South America. The Company has other oncology drug candidates in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that we may be unable to complete the proposed merger transaction with Immune Pharmaceuticals, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa® will not receive regulatory approval or achieve significant commercial success, the risk that clinical trials for AmiKet™ or crolibulinTM will not be successful, the risk that AmiKet™ or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	September 30,	December 31,
	2012	2011
Cash and cash equivalents	$1,131	$6,378
Restricted cash	1,178	70
Inventory	6	360
Property and equipment, net	72	120
Total assets	$2,866	$7,521
Accounts payable and other accrued liabilities	$4,024	$3,333
Deferred revenue	7,881	12,947
Notes and loans payable	3,932	8,022
Total stockholders’ deficit	(13,168)	(17,146)
Total liabilities and stockholders’ deficit	$2,866	$7,521

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011
Product net revenues	$—	$34	$583	$35
Licensing and other revenues	871	241	7,131	702

Total net revenues	871	275	7,714	737

Operating expenses:
Cost of product net revenues	—	51	396	411
Selling, general and administrative	852	1,977	3,667	5,413
Research and development	1,104	2,617	3,363	6,292

Total operating expenses	1,956	4,645	7,426	12,116

Income (loss) from operations	(1,085)	(4,370)	288	(11,379)

Other income (expense):
Interest income	—	4	3	10
Foreign exchange (loss) gain	207	(621)	(57)	38
Warrant amendment expense	—	—	(936)	—
Interest expense	(254)	(409)	(997)	(870)

Other income (expense), net	(47)	(1,026)	(1,987)	(822)

Net loss before income taxes	(1,132)	(5,396)	(1,699)	(12,201)
Income taxes	—	(1)	(2)	(4)

Net loss	$(1,132)	$(5,397)	$(1,701)	$(12,205)
Deemed dividends on convertible preferred stock	(1,624)	—	(3,550)	—

Loss attributable to common stockholders	$(2,756)	$(5,397)	$(5,251)	$(12,205)

Basic and diluted loss per common share	$(0.03)	$(0.08)	$(0.06)	$(0.18)

Weighted average common shares outstanding	84,618,394	71,003,667	81,826,154	67,406,765

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Nine Months Ended Sept. 30,
	2012	2011
Net cash used in operating activities	$(4,189)	$(10,085)
Net cash (used in) provided by investing activities	(1,107)	111
Net cash provided by financing activities	60	18,156
Effect of exchange rate changes on cash	(11)	(1)

Net (decrease) increase in cash and cash equivalents	(5,247)	8,181
Cash and cash equivalents at beginning of year	6,378	2,435

Cash and cash equivalents at end of year	$1,131	$10,616

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders’ Deficit Data
(in $000s)
	Nine Months Ended Sept. 30,
	2012	2011
Stockholders’ deficit at beginning of year	$(17,146)	$(14,135)
Net loss for the period	(1,701)	(12,205)
Stock-based compensation expense	394	753
Foreign currency translation adjustment	47	(83)
Share and warrant issuance	2,833	11,416
Warrant amendment expense	936	—
Exercise of warrants	1,469	—

Stockholders’ deficit at end of year	$(13,168)	$(14,254)

EpiCept had 92,220,376 shares outstanding as of October 31, 2012. EpiCept expects to release its results for the year ending December 31, 2012 on or about February 28, 2013.

# # #

*Azixa is a registered trademark of Myrexis, Inc.

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